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                                                                     EXHIBIT 1.2

                       IXOS SOFTWARE AG, GRASBRUNN/MUNICH



                   RULES OF PROCEDURE FOR THE EXECUTIVE BOARD




The Supervisory Board has resolved the following Rules of Procedure for the Executive Board:


                                        1
                                   BASIC TASKS

The Executive Board manages the business of the Company in accordance with the applicable laws, the Articles of Association and the following Rules of Procedure.


                                        2
                               CONDUCT OF BUSINESS

The Executive Board is jointly responsible for conducting the business of the Company in accordance with uniform goals, plans and guidelines. Notwithstanding the legal joint responsibility of the Executive Board, each Executive Board member is responsible for the areas allocated to him , but is required to subordinate the interests of the area for which he is responsible to the good of the Company as a whole.


                                        3
                         ALLOCATION OF RESPONSIBILITIES

1. The division of responsibilities within the Executive Board is laid down by the Executive Board as a whole in a Schedule of Responsibilities, which is enclosed as an Annex to these Rules of Procedure.

2. If two individual Executive Board members cannot agree on the demarcation of their responsibilities, the Chairman of the Executive Board (CEO) will decide.



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                                        4
                      JOINT RESPONSIBILITY; CHAIRMAN (CEO)

1. Notwithstanding their responsibility for specific areas, all Executive Board members will monitor all data generated in relation to the Company's course of business on an ongoing basis in order to be able to prevent any potential disadvantages, implement any desired improvements or make any expedient changes, either by convening the Executive Board as a whole or by taking other appropriate measures.

2. The Supervisory Board will appoint one of the members of the Executive Board as the Chairman (Chief Executive Officer). Furthermore, the Supervisory Board is entitled to appoint a Deputy Chairman of the Executive Board.


                                        5
                         TRANSACTIONS REQUIRING APPROVAL

1. Notwithstanding its rights and duties to conduct the business of the Company, the Executive Board will obtain the prior approval of the Supervisory Board in the case of the following transactions:

           a) The transfer of the whole of the Company's operations or of a material part of such operations to another company

           b) The disposal of the Company's assets in their entirety, or of a material part of such assets

           c) The taking out of loans other than ongoing business loans resulting in the Company's total loan volume exceeding the amount of E5 million at the least, plus in addition four times the Company's earnings before interest and taxes, including trade tax (EBIT), measured on the basis of the last audited consolidated annual financial statements of the Company .

           d) The granting of loans to non-affiliated companies or third parties exceeding, either in individual cases or in total, the amount of E500,000 (in words: five hundred thousand euros)


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           e)        The creation, granting or authorization of charges on real property or other charges on the Company's assets in their entirety or on parts of such assets exceeding, either in individual cases or in total, the amount of E5,000,000
                     (in words: five million euros)

           f) The provision of collateral, the granting of guarantees and sureties and the assumption of liabilities for bills exceeding, either in individual cases or in total, the amount of E500,000 (in words: five hundred thousand euros); this does not include the regular guarantees granted on the Company's products and services

           g) The conclusion and termination of intercompany agreements and contracts potentially resulting in a material restriction of the Company's business activities, and in particular the establishment of joint ventures

           h)        The acquisition of interests in other companies

           i)        The formation of subsidiaries and branch offices

2. The Supervisory Board can make other types of transaction subject to its approval by way of a resolution.


                                        6
                                  COORDINATION

The Executive Board members will inform the Chairman of the Executive Board
(CEO) on an ongoing basis of all material events and transactions and of the course of business in their areas of responsibility. Events and transactions relating to specific areas will be coordinated with the Company's overall goals and plans in the Executive Board meetings.


                                        7
                PROVISION OF INFORMATION TO THE SUPERVISORY BOARD

1. The Chairman of the Executive Board (CEO) is obliged to inform the Supervisory Board regularly, and at least quarterly, of the Company's business situation and gen-

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           eral development, as well as of all individual questions of a fundamental nature or of major importance (section 90 Aktiengesetz
           (AktG) - German Public Companies Act).

2. To the extent that the above-mentioned duty of information goes beyond the provision of normal, regular reports to the entire Supervisory Board, it is taken to have been discharged if the Chairman of the Executive Board informs the Chairman of the Supervisory Board or, if this is not possible, his deputy.


                                        8
                                  BUSINESS PLAN

The Executive Board is obliged to draw up a business plan, including an annual budget, for each coming fiscal year at the latest 2 (two) months after the end of the previous fiscal year, and to submit it to the Supervisory Board for approval.


                                        9
                         ASSUMPTION OF ANCILLARY OFFICE

1. Except as otherwise provided for in the next paragraph, members of the Executive Board require the prior approval of the Supervisory Board Chairman before assuming a public office or accepting a Supervisory Board mandate or similar mandate at a domestic or foreign company, corporation or agency, or a domestic or foreign association.

2. No such approval is necessary where a legal obligation to assume such an office exists or where this involves the exercise of civic rights.


                                       10
                            EXECUTIVE BOARD MEETINGS

1. As a matter of principle, the Executive Board makes decisions in Executive Board meetings. Meetings should generally take place every two weeks. In urgent cases or at the request of two Executive Board members, an Executive Board meeting must be convened by the Chairman of the Executive Board or, in the latter's absence, by his

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           deputy without delay. Executive Board meetings must always take place when the good of the Company requires this.

2. The Chairman of the Executive Board is responsible for setting Executive Board meeting dates, convening meetings and drawing up their agendas, as well as for chairing such meetings and taking minutes. If the Chairman of the Executive Board is unable to attend an Executive Board meeting, his Deputy will chair the meeting. If both the Chairman and his Deputy are unable to attend, the meeting will be chaired by the oldest Executive Board member attending (in terms of age).

3. The Chairman of the Executive Board or, if he is unable to attend, his Deputy can require a decision to be taken remotely by circulating Executive Board members, provided that another Executive Board member does not immediately challenge this decision .

4. Each Executive Board member has the right to demand that items proposed by him be included in the agenda.

5. The documents relating to the agenda items must be made available to the chair of the meeting in sufficient time to enable the Executive Board as a whole to prepare adequately. The agenda items for Executive Board meetings which require a resolution to be taken must be made available to the Executive Board members together with the necessary documentation by the chairman of the meeting at the latest two working days in advance. Exceptions to the period laid down in this rule should only occur in isolated, unforeseen cases.

6. Where possible, the Executive Board will pass resolutions unanimously. Where in exceptional cases no such unanimous decision can be taken on a particular matter, the resolution will be passed with the majority of the votes of the Executive Board members present; in the case of a tie, the Chairman of the Executive Board will have the casting vote, provided that the Executive Board consists of at least three members. Resolutions that are not passed unanimously will be identified as such as in the minutes, and the results of the vote given in each case.

7. Members of the Executive Board can also participate in Board meetings by telephone or fax. Any Executive Board member can commission another Executive Board member to represent him.

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8.         If an Executive Board member is not present at a Board meeting, matters relating to his area of responsibility should only be discussed, and resolutions on them passed, if it is anticipated that the Executive Board member will not attend the next Board meeting either, and the matter cannot be delayed. The Executive Board member concerned must be informed of the relevant decision immediately.

9. Objections to the minutes of a meeting must be lodged with the chairman of the meeting at the latest at the next Executive Board meeting, or in the case of absence (e.g. business trips or vacation) within one week of their coming to the attention of the member concerned. The chairman of the meeting will ensure that the minutes are amended or supplemented as necessary.


                                       11
            DECISION-MAKING POWERS OF THE EXECUTIVE BOARD AS A WHOLE

The Executive Board as a whole decides on all matters that are of particular importance and that have particularly far-reaching implications for the Company or its subsidiaries and affiliates, and especially on:

a) Matters which have to be decided by the Executive Board in accordance with applicable law, the Articles of Association or the Rules of Procedure,

b)   The annual financial statements of the Company,

c)   Matters that must be submitted to the Supervisory Board,

d) The convening of the Annual General Meeting and motions to be submitted to it, as well as proposals by the Executive Board for resolutions by the Annual General Meeting,

e) The Annual General Meeting, questions regarding the Rules of Procedure and the Schedule of Responsibilities.

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                                       12
                          IMPLEMENTATION OF RESOLUTIONS

The implementation of measures resolved by the Executive Board as a whole is arranged by the Executive Board member responsible in each case and is monitored by the Executive Board as a whole.


                                       13
                                   COMMITTEES

The Executive Board is entitled to form committees and to define their tasks. The committees report to the Executive Board as a whole.


                                       14
                                     ABSENCE

The Chairman of the Board (CEO) schedules vacation requests and corresponding vacation cover for Executive Board members with the agreement of the Supervisory Board Chairman. The same procedure also applies in cases of illness or other unavailability on the part of an Executive Board member.


                                       15
                       REPRESENTATION TO SUPERVISORY BOARD

1. The Chairman of the Executive Board or, in his absence, the Deputy Chairman, represents the Executive Board to the Supervisory Board. He obtains the approval of the Supervisory Board in the cases laid down by applicable law, the Articles of Association, these Rules of Procedure or any Supervisory Board resolutions, and keeps the Supervisory Board informed of the Company's situation and of the course of business within the framework of the statutory duty of information.

2. The Chairman of the Executive Board or, in his absence, his Deputy will report orally or in writing to the Supervisory Board Chairman without delay on all matters that are of particular importance to the Company. In fulfilling this duty, the Chairman of the Execu-


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     tive Board or his Deputy, as appropriate, will be supported by all
     Executive Board members .


                                       16
                                ENTRY INTO FORCE

These Rules of Procedure were resolved unanimously by the Executive Board in its meeting on April 25, 2002 and came into force on May 17, 2002 following their approval by the Supervisory Board.


Grasbrunn/Munich, May 17, 2002





                                     /s/ HANSJOERG STAEHLE
                                     -----------------------------
                                     Name: Hansjoerg Staehle
                                     Title: Chairman of the Supervisory Board





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                                                                     EXHIBIT 1.2

                                                                     [IXOS LOGO]

              Schedule of Responsibilities for the Executive Board


By way of a unanimous resolution by the Executive Board on April 25, 2002, which was approved by the Supervisory Board in its meeting of May 17, 2002, the Executive Board laid down the areas of responsibility of its members in the following schedule of responsibilities with immediate effect:

Without prejudice to

o the rights and duties of the Executive Board members laid down by applicable law, the Articles of Association and the Rules of Procedure of the Executive Board,

o    the joint responsibility of the Executive Board members and

o the duty of Executive Board members to cooperate and to inform and supervise each other,

the members of the Executive Board have the following areas of particular responsibility:


1.   CHAIRMAN (CHIEF EXECUTIVE OFFICER)
     (ROBERT HOOG)

o Overall leadership and business strategy, including coordination of the individual areas of responsibility

o    Supervisory Board and Executive Board issues

o    Human resources department

o    Legal department

o    Organization

o    Quality management


2.   CHIEF TECHNOLOGY OFFICER
     (HARTMUT SCHAPER)

o    Software development

o    Corporate strategy and product management

o    Services


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                                                                     [IXOS LOGO]

Page 2 - Schedule of Responsibilities for the Executive Board


3.   CHIEF FINANCIAL OFFICER
     (PETER RAU)

o    Financial accounting and reporting

o    Financial control

o    Treasury

o    Investor relations

o    Issues relating to the Annual General Meeting

o    Procurement / facilities

o    IT services


4.   HEAD OF SALES AND MARKETING
     (N.N., ACTING ROBERT HOOG)

o    Regions

o    Sales

o    Marketing

o    Public relations


The Executive Board as a whole resolves unanimously on the allocation of tasks that do not fall within the area of responsibility of a particular Executive Board member according to the Rules of Procedure for the Executive Board and this Schedule of Responsibilities, and that are not the responsibility of the Executive Board as a whole according to applicable law and/or the Rules of Procedure of the Executive Board.



IXOS SOFTWARE AG
The Executive Board



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